April 2008 Pricing Sheet dated April 22, 2008 relating to Preliminary Terms No. 622 dated April 15, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS Opportunities in Equities
Buffered PLUS based on the Value of the S&P 500® Index due October 29, 2009 Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – APRIL 22, 2008
Issuer:	Morgan Stanley
Maturity date:	October 29, 2009
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Pricing date:	April 22, 2008
Original issue date:	April 29, 2008 (5 business days after the pricing date)
Aggregate principal amount:	$6,375,000
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity per Buffered PLUS:	▪	If the final index value is greater than the initial index value: $10 + leveraged upside payment, subject to the maximum payment at maturity
	▪	If the final index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 15% from the initial index value:
$10
	▪	If the final index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 15% from the initial index value:
$10 + [$10 x (index return + 15%) x downside factor]
This amount will be less than the stated principal amount of $10.
Leveraged upside payment:	$10 x upside leverage factor x index return
Upside leverage factor:	200%
Buffer amount:	15%
Downside factor:	1.176
Index return:	(final index value – initial index value) / initial index value
Maximum payment at maturity:	$11.40 (114% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	None
Initial index value:	1,375.94, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	October 27, 2009, subject to adjustment for non-index business days and certain market disruption events
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617480256
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10	$0.125	$9.875
Total	$6,375,000	$79,687.50	$6,295,312.50
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms. No. 622 dated April 15, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.